UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 12, 2004 (February 27, 2004)

Conexant Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-24923	25-1799439
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Schulz Drive
Red Bank, New Jersey 07701
(Address of principal executive offices) (Zip code)

(732) 345-7500
(Registrant’s telephone number, including area code)

4000 MacArthur Boulevard, Newport Beach, California 92660-3095
(Former Address)

Item 2. Acquisition or Disposition of Assets.
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 23.1
EXHIBIT 23.2

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.	Acquisition or Disposition of Assets.

     On February 27, 2004, pursuant to an Agreement and Plan of Reorganization dated as of November 3, 2003, as amended as of January 15, 2004 (the “Merger Agreement”), by and among Conexant Systems, Inc., a Delaware corporation (“Conexant”), Concentric Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Conexant (“Concentric Sub”), and GlobespanVirata, Inc., a Delaware corporation (“GlobespanVirata”), Concentric Sub merged with and into GlobespanVirata (the “Merger”). Each share of common stock, par value $.001 per share, of GlobespanVirata was converted into the right to receive 1.198 shares of common stock, par value $.01 per share, of Conexant (“Conexant Common Stock”). As a result of the Merger, the separate corporate existence of Concentric Sub ceased and GlobespanVirata continues as the surviving corporation and a wholly-owned subsidiary of Conexant.

     The Merger Agreement is filed herewith as Exhibit 2 and is incorporated herein by reference. Conexant’s Registration Statement on Form S-4 (Registration No. 333-111179) filed with the Securities and Exchange Commission (the “SEC”) and declared effective on January 16, 2004 sets forth certain information regarding the Merger, Conexant and GlobespanVirata.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial statements of business acquired.

The following report and audited financial statements of GlobespanVirata are included at pages F-1 through F-25 of this report:

(i)	Report of Independent Auditors dated January 29, 2004;

(ii)	Consolidated Balance Sheets at December 31, 2003 and December 31, 2002;

(iii)	Consolidated Statements of Operations for each of the three years in the period ended December 31, 2003;

(iv)	Consolidated Statements of Changes in Stockholders’ Equity for each of the three years in the period ended December 31, 2003;

(v)	Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2003; and

(vi)	Notes to Consolidated Financial Statements.

2

The following report and audited financial statements of the Wireless LAN Product Group of Intersil Corporation are incorporated herein by reference from the amended Current Report on Form 8-K/A of GlobespanVirata (File No. 000-26401) filed with the SEC on November 12, 2003 (the “GlobespanVirata Form 8-K/A”):

(i)	Report of Independent Certified Public Accountants dated July 21, 2003;

(ii)	Balance Sheets at December 29, 2000, December 28, 2001 and January 3, 2003;

(iii)	Statements of Operations for the 52 weeks ended December 29, 2000 and December 28, 2001 and the 53 weeks ended January 3, 2003;

(iv)	Statements of Cash Flows for the 52 weeks ended December 29, 2000 and December 28, 2001 and the 53 weeks ended January 3, 2003;

(v)	Statements of Product Group Equity for the 52 weeks ended December 29, 2000 and December 28, 2001 and the 53 weeks ended January 3, 2003; and

(vi)	Notes to Financial Statements.

The following unaudited financial statements of the Wireless LAN Product Group of Intersil Corporation are incorporated by reference from the GlobespanVirata Form 8-K/A:

(i)	Balance Sheets at July 4, 2003 and June 28, 2002;

(ii)	Statements of Operations for the 26 weeks ended July 4, 2003 and June 28, 2002;

(iii)	Statements of Cash Flows for the 26 weeks ended July 4, 2003 and June 28, 2002; and

(iv)	Notes to Financial Statements.

(b)	Pro forma financial information.

The following unaudited pro forma financial information of Conexant is included at pages F-26 through F-33 of this report:

(i)	Introductory note;

3

(ii)	Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended December 31, 2003;

(iii)	Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended September 30, 2003;

(iv)	Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2003; and

(v)	Notes to Unaudited Pro Forma Condensed Combined Financial Information.

(c)	Exhibits.

2.	Agreement and Plan of Reorganization dated as of November 3, 2003, as amended as of January 15, 2004, by and among Conexant, Concentric Sub and GlobespanVirata is incorporated herein by reference from Appendix A to the Joint Proxy Statement/Prospectus included in Conexant’s Registration Statement on Form S-4 (Registration No. 333-111179).

23.1.	Consent of PricewaterhouseCoopers LLP, independent accountants.

23.2.	Consent of Ernst & Young LLP, independent certified public accountants.

4

Report of Independent Auditors

To the Board of Directors and Stockholders of
GlobespanVirata, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of GlobespanVirata, Inc. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Florham Park, New Jersey
January 29, 2004

GLOBESPANVIRATA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$96,947	$183,234
Investments — marketable securities	14,974	114,065
Accounts receivable, less allowance for doubtful accounts of $2,049 and $1,979, respectively	116,499	34,058
Inventories, net	47,982	23,932
Deferred income taxes	7,219	16,786
Assets related to businesses held for sale	—	2,725
Prepaid expenses and other current assets	11,740	21,513

Total current assets	295,361	396,313
Property and equipment, net	23,105	19,246
Facility held for sale	24,987	24,987
Goodwill	186,247	—
Intangible assets, net	122,494	39,087
Investments — marketable securities	136,939	230,758
Other assets	13,035	12,599

Total assets	$802,168	$722,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,349	$20,664
Restructuring and reorganization liabilities	33,503	52,486
Accrued expenses and other liabilities	40,114	33,388
Payroll and benefit related liabilities	20,638	14,816
Liabilities related to businesses held for sale	—	2,092

Total current liabilities	134,604	123,446
Other long-term liabilities	2,933	2,916
Subordinated redeemable convertible notes	130,000	130,000
Deferred taxes	7,219	16,786

Total liabilities	274,756	273,148

Commitments and contingencies (Refer to Note 15)
Stockholders’ equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.001; 400,000,000 shares authorized; 162,885,076 and 142,392,573 shares issued, respectively	163	142
Treasury stock — 13,523,530 shares	(45,373)	(45,373)
Stock purchase warrant	1	1
Additional paid-in capital	1,833,292	1,711,664
Notes receivable from stock sales	(3,702)	(5,231)
Deferred stock compensation	(1,084)	(15,613)
Accumulated other comprehensive income	2,350	3,191
Accumulated deficit	(1,258,235)	(1,198,939)

Total stockholders’ equity	527,412	449,842

Total liabilities and stockholders’ equity	$802,168	$722,990

The accompanying notes are an integral part of these financial statements.

GLOBESPANVIRATA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31,
	2003	2002	2001
Net revenues	$379,095	$228,868	$264,850
Cost of sales	209,543	111,924	189,706

Gross profit	169,552	116,944	75,144

Operating expenses:
Research and development (including non-cash compensation of $10,896, $28,631, and $22,920 for the years ended December 31, 2003, 2002 and 2001, respectively)	111,641	145,755	132,775
Selling, general and administrative (including non-cash compensation of $3,632, $2,293, and $3,851 for the years ended December 31, 2003, 2002 and 2001, respectively)	48,219	50,268	43,983
Restructuring and other charges	1,198	37,832	44,752
In process research and development	26,000	—	21,000
Amortization of intangible assets	31,992	32,730	209,178
Impairment of goodwill and other acquired intangible assets	—	493,620	—

Total operating expenses	219,050	760,205	451,688

Loss from operations	(49,498)	(643,261)	(376,544)
Interest and other income, net	39	(6,652)	(442)

Loss from continuing operations before income taxes	(49,537)	(636,609)	(376,102)
Provision (benefit) for income taxes	55	260	(4,111)

Loss from continuing operations	(49,592)	(636,869)	(371,991)
Discontinued Operations
Net loss from operations of discontinued businesses (including net loss on the sale of the video compression business of $3,887 in the year ended December 31, 2002)	(9,704)	(18,098)	(5,530)

Net loss	$(59,296)	$(654,967)	$(377,521)
Other comprehensive gain (loss):
Unrealized gain (loss) on marketable securities	1,639	(1,733)	(88)
Foreign currency translation gain	(798)	(1,357)	(112)

Comprehensive loss	$(60,137)	$(651,877)	$(377,321)

Basic and diluted loss per share:
Loss from continuing operations	$(0.36)	$(4.69)	$(4.91)
Discontinued operations	(0.07)	(0.13)	(0.07)

Net loss	$(0.43)	$(4.82)	$(4.98)

Basic and diluted weighted average shares	137,256	135,934	75,796

The accompanying notes are an integral part of these financial statements.

GLOBESPANVIRATA, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands, except share data)

								Accumulated
						Notes		Other
				Stock	Additional	Receivable	Deferred	Comprehensive		Total
	Common	Stock	Treasury	Purchase	Paid-in	From	Stock	Income	Accumulated	Stockholders'
	Shares	Amount	Stock	Warrant	Capital	Stock Sales	Compensation	(Loss)	Deficit	Equity
Balance at December 31, 2000	72,247,190	$72	$—	$1	$1,043,519	$(5,262)	$(68,229)	$(99)	$(166,451)	$803,551
Net loss									(377,521)	(377,521)
Tax benefit for deferred stock compensation					259					259
Options issued to non-employees					2,383					2,383
Issuance of common stock and exercise of stock options	1,516,466	1			7,410					7,411
Acquisitions and acquisition related stock options issued at less than fair value	66,540,653	67			660,333		(17,386)			643,014
Interest earned on and repayment of notes receivable						225				225
Amortization of compensatory stock options							24,388			24,388
Accumulated other comprehensive income								200		200

Balance at December 31, 2001	140,304,309	140	—	1	1,713,904	(5,037)	(61,227)	101	(543,972)	1,103,910
Net loss									(654,967)	(654,967)
Issuance of common stock and exercise of stock options	2,088,264	2			8,064	12				8,078
Interest earned on and repayment of notes receivable						(206)				(206)
Deferred compensation					(10,304)		11,818			1,514
Treasury stock purchase	(13,523,530)		(45,373)							(45,373)
Amortization of compensatory stock options							33,796			33,796
Accumulated other comprehensive income								3,090		3,090

Balance at December 31, 2002	128,869,043	142	(45,373)	1	1,711,664	(5,231)	(15,613)	3,191	(1,198,939)	449,842
Net loss									(59,296)	(59,296)
Issuance of common stock and exercise of stock options	5,030,368	5			14,305					14,310
Stock issued in connection with the acquisition of the WLAN Group	15,462,135	16			107,323					107,339
Interest earned on and repayment of notes receivable						1,529				1,529
Amortization of compensatory stock options							14,529			14,529
Accumulated other comprehensive loss								(841)		(841)

Balance at December 31, 2003	149,361,546	$163	$(45,373)	$1	$1,833,292	$(3,702)	$(1,084)	$2,350	$(1,258,235)	$527,412

The accompanying notes are an integral part of these financial statements.

GLOBESPANVIRATA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2003	2002	2001
Cash flows used in operating activities:
Net loss	$(59,296)	$(654,967)	$(377,521)
Adjustments to reconcile net loss to cash used in operating activities:
Deferred income taxes	—	—	(6,386)
Tax benefits from the exercise of employee stock options	—	—	259
Tax benefit related to investment credits for research in a foreign jurisdiction	(945)	—	—
Non-cash compensation	14,529	33,796	26,771
Amortization of intangible assets (including amortization of $—, $1,260, and $2,520, related to discontinued operations for the years ended December 31, 2003, 2002, and 2001, respectively)	31,992	33,990	211,697
Impairment of goodwill and other acquired intangible assets	—	493,620	—
Net loss on sale of the video compression business	—	3,887	—
Provision for inventory obsolescence	—	—	80,852
Amortization and depreciation	14,128	16,887	15,403
In process research and development	26,000	—	21,000
Restructuring and other charges	(12,460)	20,723	39,667
Changes in assets and liabilities net of the effect of acquisitions and divestitures:
(Increase) decrease in accounts receivable	(82,441)	(11,476)	47,275
(Increase) decrease in inventories	16,225	6,765	(42,902)
Increase in prepaid expenses and other assets	(3,941)	(554)	(3,527)
Increase (decrease) in accounts payable	19,632	(9,949)	(19,384)
Decrease in accrued expenses and other current liabilities	(10,059)	(13,336)	(4,038)

Net cash used in operating activities	(46,636)	(80,614)	(10,834)

Cash flows (used in) provided by investing activities:
Capital expenditures	(3,622)	(7,179)	(8,612)
Purchase of facility held for sale	—	(34,902)	—
Sale of intangible asset	—	—	404
Net cash (paid) received from acquisition of businesses (See Note 3)	(250,927)	—	73,853
Cash paid for accrued acquisition related costs	(6,229)	(10,117)	—
Proceeds from the sale of the video compression business	15,000	21,000	—
Purchases of marketable securities	(176,692)	(544,203)	(74,161)
Proceeds from sale/maturities of marketable securities	369,602	609,270	69,136

Net cash (used in) provided by investing activities	(52,868)	33,869	60,620

Cash flows provided by (used in) financing activities:
Repurchase of common stock	—	(45,373)	—
Borrowings under subordinated redeemable convertible note, net of offering costs	—	—	126,425
Proceeds received from exercise of stock options and employee stock purchase plan	14,222	8,554	7,491
Proceeds from repayment of notes receivable	1,564	—	225
Repayments of capital lease borrowings	(1,158)	(3,697)	(3,396)

Net cash provided by (used in) financing activities	14,628	(40,516)	130,745

Net increase (decrease) in cash and cash equivalents	(84,876)	(87,261)	180,531
Effect of exchange rates on cash and cash equivalents	(1,411)	909	566
Cash and cash equivalents at beginning of period	183,234	269,586	88,489

Cash and cash equivalents at end of period	$96,947	$183,234	$269,586

Supplemental disclosure of cash flow information
Cash paid:
Interest	$7,120	$7,439	$5,421

Income taxes	$167	$21	$—

The accompanying notes are an integral part of these financial statements.

GLOBESPANVIRATA, INC.
NOTES TO FINANCIAL STATEMENTS

1. Nature of Business and Recent Developments

Nature of Business

     GlobespanVirata (“GlobespanVirata” or the “Company”) is a leading provider of integrated circuits and software for broadband communications solutions for consumer, enterprise, personal computer and service provider markets. GlobespanVirata delivers complete system-level high-speed, cost-effective and flexible digital subscriber line or DSL and wireless networking chip sets, software and reference designs to leading global manufacturers of broadband access and wireless networking equipment. The Company’s products include broadband system-level solutions for modems, routers, residential gateways, and DSL access multiplexers, or DSLAMs, located in telephone service providers’ central offices. The Company also provides a wide variety of wireless networking chip sets and reference designs that are enabling a new generation of wireless connectivity in notebooks, PDAs, digital cameras, MP3 players and other handheld networking appliances. GlobespanVirata applies the industry’s longest history in DSL and wireless networking development and deployment to offer unparalleled support to its more than 400 customers in bringing its proven broadband and wireless networking solutions to market. GlobespanVirata has approximately 1,000 employees worldwide.

Recent Developments

     On August 28, 2003, the Company acquired certain technology and employees of the Wireless LAN Group (“the WLAN Group”) of Intersil Corporation (“Intersil”). The WLAN Group is a leading supplier of high-speed wireless networking solutions, with the industry’s longest history of WLAN development and deployment. We paid Intersil $250.0 million in cash and issued 15.5 million shares of common stock valued at $107.3 million. The acquisition of the WLAN Group was accounted for as a purchase under the terms of an asset purchase agreement (the “Intersil Asset Purchase Agreement”) and has been included in the Company’s results of operations from August 29, 2003.

     On November 3, 2003, the Company signed a definitive agreement (the “Conexant Merger Agreement”) to merge with Conexant Systems, Inc. (“Conexant”). Under the terms of the merger agreement, the Company’s shareholders will receive 1.198 shares of Conexant common stock for each share of the Company’s common stock. In addition, each outstanding and unexpired option and warrant to acquire shares of the Company’s common stock will be converted into an option or warrant to acquire Conexant common stock having the same terms and conditions, except that the number of shares for which each such option or warrant is exercisable will be multiplied by 1.198 and the applicable exercise price will be divided by 1.198. Based on the number of fully diluted shares for the two companies outstanding as of market close on Friday, October 31, 2003, current Conexant shareholders will own 62.75 percent and the Company’s current shareholders will own 37.25 percent of the combined company’s shares. The closing of the transaction is subject to shareholder approvals and other customary conditions. Shareholders of both companies are expected to vote on the proposed merger at their respective meetings on February 25, 2004.

2. Summary of Significant Accounting Policies

     The significant accounting principles and practices used in the preparation of the accompanying financial statements are summarized below:

Principles of Consolidation

     The consolidated financial statements include the accounts of GlobespanVirata, Inc. and all of its wholly-owned subsidiaries. The results of operations for the years ended December 31, 2003, 2002, and 2001 include the results of acquired subsidiaries from their effective dates (See Note 3). All intercompany transactions and balances are eliminated in consolidation.

GLOBESPANVIRATA, INC.
NOTES TO FINANCIAL STATEMENTS

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods presented. These estimates include assessing the collectability of accounts receivable, the use and recoverability of inventory, the realizability of deferred tax assets, the useful lives or amortization periods of intangible assets, and the valuation of in-process research and development and other acquired intangible assets. Actual results could differ from those estimates. The markets for the Company’s products are characterized by intense competition, rapid technological development and frequent new product introductions, all of which could impact the future realizability of the Company’s assets.

Revenue Recognition

     Revenue from product sales is recognized upon shipment to the customer, when the risk of loss has been transferred to the customer, price and terms are fixed, no significant vendor obligations exist and collection of the resulting receivable is reasonably assured. Substantially all of the Company’s revenue during the years ended December 31, 2003, 2002 and 2001 were from product sales.

Cash and Cash Equivalents

     The Company considers all highly liquid instruments purchased with an original maturity of ninety days or less to be cash equivalents.

Investments — marketable securities

     Short-term marketable securities consist of debt securities with original maturity dates between ninety days and one year. Long-term marketable securities consist of debt securities with original maturity dates greater than one year. The Company’s investments are classified as available-for-sale, and are reported at fair value at the balance sheet date. The unrealized gains and losses, net of related taxes, are reported as a component of accumulated other comprehensive income. Management determines the appropriate classification of debt securities at the time of purchase and reassesses the classification at each reporting date. Gains and losses on the sale of available-for-sale investments are determined using the specific-identification method.

     For all investment securities, unrealized losses that are other than temporary are recognized in net income. The Company does not hold these securities for speculative or trading purposes.

     In June 2002, the Company received 1.25 million shares of common stock of Conexant Systems, Inc. as a result of the sale of its video compression business. In October 2003, the Company sold these shares of restricted stock by executing “short sale against the box” trades and received cash proceeds of approximately $7.5 million. The Company was subsequently unable to clear the restrictions on the Conexant shares and maintained both long and short positions in Conexant's common stock as of December 31, 2003. The unrealized gain and loss on the position was immaterial at December 31, 2003.

Inventories

     Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated realizable value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those expected by management, additional inventory write-downs may be required.

Property and Equipment

     Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the terms of the leases or the estimated useful lives of the assets. Gains or losses on disposals of property and equipment are recorded in current operations.

GLOBESPANVIRATA, INC.
NOTES TO FINANCIAL STATEMENTS

Intangible Assets

     Intangible assets at December 31, 2003 and 2002 consist of the excess of the purchase price of acquired businesses over the fair value of net tangible assets acquired, as follows (in thousands):

	2003	2002
Core technology	$110,992	$39,693
Other identifiable intangibles	54,550	10,450
Accumulated amortization — core	(33,868)	(9,545)
Accumulated amortization — other	(9,180)	(1,511)

Net intangible assets	$122,494	$39,087

     Pursuant to an agreement reached on March 24, 2003, the Company recognized prior research credits of an acquired entity that were not previously recognized due to the uncertainty of their ultimate realization. These credits were related to investments in research in a foreign jurisdiction. Of the total amount agreed to of approximately $3.6 million, approximately $2.7 million relates to periods prior to the Company’s acquisition of the entity and has been credited against intangible assets recorded from the acquisition. The remainder of the credits were recorded as an income tax benefit in the year ended December 31, 2003 (see Note 11). As of December 31, 2003, approximately $2.7 million of these amounts have been collected, approximately $0.9 million is recorded on the Company’s balance sheet as an asset.

     The intangible assets acquired are being amortized over periods ranging from two years to five years. Amortization expense related to intangible assets for the years ended December 31, 2003, 2002, and 2001, was $32.0 million, $32.7 million, and $209.2 million, respectively. As a result of the implementation of Statement of Financial Accounting Standards (SFAS) No. 142, entitled “Goodwill and Other Intangible Assets,” effective January 1, 2002, goodwill is no longer amortized. Management evaluates the recoverability of the carrying amount of intangible assets annually, or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Current and estimated future profitability, undiscounted cash flows and the market value of the Company’s common stock are the primary indicators used to assess the recoverability of intangible assets. Aggregate amortization of intangible assets for the next five years will be $122.5 million.

     The following is a reconciliation of net loss, and basic and diluted loss per share between the amounts reported by the Company in the twelve months ended December 31, 2001 and the adjusted amounts reflecting this new accounting standard (in thousands, except per share amounts).

Year Ended
December 31, 2001
Net loss:
Reported loss from continuing operations	$(371,991)
Discontinued operations	(5,530)

Reported net loss	$(377,521)
Goodwill amortization	168,003

Adjusted net loss	$(209,518)

Basic and diluted loss per share:
Reported basic and diluted loss per share from continuing operations	$(4.91)
Discontinued operations	(0.07)

Reported basic and diluted net loss per share	$(4.98)

Goodwill amortization	$2.22

Adjusted basic and diluted loss per share from continuing operations	$(2.69)

Adjusted basic and diluted net loss per share	$(2.76)

     As a result of the sale of its video compression business and due to the significant negative industry and economic trends affecting both the Company’s current operations and expected future sales as well as the general decline in valuation of technology company stocks, including the valuation of the Company’s stock, the Company performed an assessment of the carrying value of the Company’s long-lived assets to be held and used, including significant amounts of goodwill and other intangible assets recorded in connection with it various acquisitions. The assessment was performed pursuant to SFAS No. 144 entitled “Accounting For the Impairment or Disposal of Long-Lived Assets” and SFAS No. 142. As a result, the Company recorded a charge of $493.6 million to reduce goodwill and other intangible assets during the year ended December 31, 2002, based upon the amount by which the carrying amount of these assets exceeded their fair value. Of the total charge, $458.4 million relates to goodwill and $35.2 million relates to other identifiable intangible assets. The charge is included within the caption “Impairment of goodwill and other acquired intangible assets” on the Company’s Statements of Operations. Fair value was determined based on market value, including a review of the discounted future cash flows.

GLOBESPANVIRATA, INC.
NOTES TO FINANCIAL STATEMENTS

A reconciliation of the Company’s goodwill from December 31, 2002 to December 31, 2003 is as follows (in thousands):

Goodwill at December 31, 2002	$—
Goodwill generated from 2003 acquisitions	186,247

Goodwill at December 31, 2003	$186,247

Product Warranties

     The Company provides purchasers of its products with certain warranties, generally twelve months, and records a related provision for estimated warranty costs at the date of sale. Warranty expense has been immaterial for all periods presented.

Stock Based Compensation

     The Company accounts for employee stock-based compensation in accordance with the intrinsic value method prescribed in Accounting Principles Board Opinion (APB) No. 25 entitled “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock amortized over the vesting period. The Company has adopted the pro forma disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Had the compensation cost for the Company’s stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method of SFAS No. 123, the Company’s net loss and fully diluted earnings per share on a pro forma basis would have been as follows (in thousands, except per share amounts):

	For the year ended
	December 31,	December 31,	December 31,
	2003	2002	2001
Net loss, as reported	$(59,296)	$(654,967)	$(377,521)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(139,550)	(115,232)	(107,113)

Pro forma net loss	$(198,846)	$(770,199)	$(484,634)

Earnings per share basic and diluted as reported	$(0.43)	$(4.82)	$(4.98)

Earnings per share basic and diluted pro forma	$(1.45)	$(5.67)	$(6.39)

     For purposes of pro forma disclosures under SFAS No. 123, the estimated fair value of the stock-based awards is assumed to be amortized to expense over the instruments’ vesting periods. The fair value has been estimated at the date of grant using the Black-Scholes option valuation model with the following assumptions:

	For the year ended
	December 31,	December 31,	December 31,
	2003	2002	2001
Risk-free interest rate	2.6%	3.3%	4.0%
Expected volatility	88.5%	102.0%	105.0%
Dividend yield	0%	0%	0%
Expected life (years)	4	4	4

GLOBESPANVIRATA, INC.
NOTES TO FINANCIAL STATEMENTS

Research and Development Costs

     Costs incurred in connection with the research and development of the Company’s products and enhancements to existing products are expensed as incurred unless technological feasibility has been established. Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have not been material. Accordingly, research and development costs have been expensed as incurred.

Income Taxes

     The Company accounts for income taxes under the provisions of SFAS No. 109, entitled “Accounting for Income Taxes,” which requires use of the asset and liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax assets will not be realized.

Comprehensive Income

     The Company follows SFAS No. 130, entitled “Reporting Comprehensive Income.” SFAS No. 130 requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet.

Long-Lived Assets

     The impairment of long-lived assets is assessed by management of the Company using certain factors including probable comparable fair market values, anticipated future cash flows, and the aggregate value of the related businesses taken as a whole. These factors are periodically reviewed to determine whether current events or circumstances require an adjustment to the carrying values or estimated useful lives of fixed or intangible assets in accordance with the provisions of SFAS No. 144.

Advertising

     Cooperative advertising obligations are accrued and the costs expensed at the same time the related revenue is recognized. Cooperative advertising expenses are recorded as marketing, general and administrative expense to the extent the cash paid does not exceed the fair value of the advertising benefit received. Any excess of cash paid over the fair value of the advertising benefit received is recorded as a reduction of revenue.

Recent Accounting Pronouncements

     In January 2003 the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 46, “Consolidation of Variable Interest Entities,” which was amended in December 2003. The Company must adopt FIN 46 in the first quarter ending March 2004 and does not expect the adoption to have a significant impact on its financial position or results of operations.

Reclassifications

     Certain reclassifications have been made to conform prior-year amounts to the current year presentation.

3. Acquisitions

     On August 28, 2003, the Company acquired certain technology and employees of the WLAN Group of Intersil. The WLAN Group is a leading supplier of high-speed wireless networking solutions, with the industry’s longest history of WLAN development and deployment. The Company paid Intersil $250.0 million in cash and issued 15.5 million shares of common stock valued at $107.3 million.

GLOBESPANVIRATA, INC.
NOTES TO FINANCIAL STATEMENTS

     The following is a summary of the consideration paid for the WLAN Group (in thousands):

Cash	$250,000
Fair value of common stock issued	107,338
Transaction costs	7,012

Total purchase price	$364,350

     Pursuant to the terms of the Intersil Asset Purchase Agreement, the Company and Intersil are required to determine a post-closing purchase price adjustment based on changes in working capital of the WLAN Group, as defined. This post-closing purchase price adjustment is expected to be finalized during the first quarter of 2004.

     In connection with the acquisition of the WLAN Group, the Company and Intersil entered into a transition services agreement, pursuant to which Intersil continued to provide certain administrative services to the WLAN Group. The Company discontinued use of substantially all of the administrative services pursuant to the transition services agreement during the fourth quarter of 2003.

     The assets and liabilities of the WLAN Group were recorded at their estimated fair market value at the dates of the acquisition. The allocations were as follows (in thousands):

Inventory	$40,425
Prepaid and other assets	989
Property and equipment	10,332
Identifiable intangible assets	118,100
Goodwill	185,496

Subtotal	355,342
In process research and development	26,000
Liabilities assumed	(16,992)

Total purchase price	$364,350

     The assets and liabilities recorded in connection with the purchase price allocations for the WLAN Group are based on preliminary estimates of fair values. Actual adjustments will be based on final values for tangible and intangible assets acquired and liabilities assumed and the post-closing purchase price adjustment.

     The acquisition of the WLAN Group was accounted for as a purchase and has been included in the Company’s results of operations from the closing date. The excess of purchase price over the fair value of net assets acquired, reflected as identifiable intangible assets is being amortized on a straight-line basis over periods ranging from three to five years. As a result of the implementation of SFAS No. 142, entitled, “Goodwill and Other Intangible Assets,” the excess of purchase price over the fair value of net assets acquired reflected as goodwill is no longer amortized on the statement of operations.

     The amount allocated to in process research and development (“IPR&D”) of $26.0 million was expensed upon the acquisition of the WLAN Group, as it was determined that the underlying projects had not reached technological feasibility, had no alternative future use and successful development was uncertain. In the allocation of the acquisition purchase price to IPR&D, consideration was given to the following for the projects under development at the time of the acquisition:

•	the present value of the forecasted cash flows and income that were expected to result from the project;

•	the status of the project;

•	completion costs;

•	project risks;

•	the value of core technology; and

•	the stage of completion of the project.

     In valuing core technology, the relative allocations to core technology and IPR&D were consistent with the relative contribution of the projects. The determination of the value of IPR&D was based on efforts completed as of the date of

GLOBESPANVIRATA, INC.
NOTES TO FINANCIAL STATEMENTS

the acquisition. The IPR&D projects related to the development of next generation WLAN technologies and were approximately 25% complete as of the acquisition date. These projects are expected to be completed by the fourth quarter of 2004.

     The following unaudited pro forma information represents a summary of the results of operations of the Company as if the acquisition of the WLAN Group occurred on January 1, 2003 and 2002, respectively (in thousands, except per share amounts).

	For the year ended	For the year ended
	December 31, 2003	December 31, 2002
Net revenues	$499,788	$459,027
Net loss	$(130,509)	$(698,492)
Net loss per common share	$(0.85)	$(4.61)

     The pro forma results are based on various assumptions and are not necessarily indicative of what would have occurred had these transactions been consummated on January 1, 2003 and 2002, respectively.

4. Inventories, Net

     Inventories, net at December 31, 2003 and 2002 consisted of the following (in thousands):

	December 31,	December 31,
	2003	2002
Work in process	$26,083	$6,796
Finished goods	58,422	65,041
Reserve for excess and obsolete inventories	(36,523)	(47,905)

Inventories, net	$47,982	$23,932

     During the years ended December 31, 2003 and 2001, the Company recorded a provision for excess and obsolete inventories of $1.5 million and $80.9 million, respectively, reflected in cost of sales on the statements of operations. No provision for excess and obsolete inventories was recorded during the year ended December 31, 2002. The decrease in reserve for excess and obsolete inventories from December 31, 2002 to December 31, 2003 is primarily attributable to the sale of previously reserved inventory.

5. Concentration of Risk and Customer Information

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash equivalents and trade receivables. At December 31, 2003, and 2002, five of the Company’s customers accounted for $45.2 million (38.7%) and $26.1 million (76.8%) of net accounts receivable, respectively. Approximately 9.4% and 41.9% of the net accounts receivable at December 31, 2003 and 2002 is due from customers from whom the Company has collateralized payment arrangements through a letter of credit with a bank. From time to time, the Company settles letter of credit instruments with the bank prior to their due date. Fees associated with these transactions have been nominal for all periods presented.

GLOBESPANVIRATA, INC.
NOTES TO FINANCIAL STATEMENTS

     Sales to customers who individually represented more than 10% of the Company’s net revenues amounted to $83.7 million (22.1%), $32.1 million (14.0%), and $104.7 million (39.5%), of total revenues for the years ended December 31, 2003, 2002, and 2001, respectively. Revenues from customers who represented more than 10% of net revenues were as follows:

	Years Ended
	December 31,
	2003	2002	2001
Net revenues:
Ambit Microsystems	11.6%	14.0%	—
UT Starcom, Inc.	10.5%	—	—
Cisco Systems	—	—	12.5%
Lucent Technologies	—	—	27.0%

     The Company’s sales to overseas customers are predominantly denominated in the U.S. dollar. Revenues by geographic region for the years ended December 31, 2003, 2002, and 2001 were as follows (in thousands):

		For the years ended

	December 31, 2003	December 31, 2002	December 31, 2001
Net revenues:
Asia	$331,864	$172,860	$101,452
North America	31,385	46,392	147,182
Europe	15,513	9,469	16,116
Other	333	147	100

Total	$379,095	$228,868	$264,850

     The Company’s revenue distribution by geographic region is determined based upon customer ship to locations, which are not necessarily indicative of the geographic region in which the customer’s equipment is ultimately deployed.

     The Company has diversified its manufacturing among several vendors. Purchases from the Company’s top five inventory vendors represented 74.6% and 87.9% of total inventory purchases for the years ended December 31, 2003 and 2002. One vendor represented 34.3% and 33.0% of the Company’s total inventory purchases for the years ended December 31, 2003 and 2002, respectively. A single vendor manufactured substantially all of the chip sets sold by the Company during 2001. Purchases from this vendor approximated 87.0% of total inventory purchases for the year ended December 31, 2001.

GLOBESPANVIRATA, INC.
NOTES TO FINANCIAL STATEMENTS

6. Property and Equipment

     Property and equipment consists of the following (in thousands):

	December 31,
	2003	2002
Computers and equipment	$40,298	$28,206
Office furniture and fixtures	1,885	1,742
Software	13,030	11,228
Leasehold improvements	3,816	3,361
Property under capital leases, primarily computers and equipment	3,210	3,310
Land and building	1,798	1,688

	64,037	49,535
Less: accumulated depreciation and amortization	(40,932)	(30,289)

	$23,105	$19,246

     Accumulated amortization on assets accounted for as capital leases, amounted to approximately $3.2 million and $2.8 million as of December 31, 2003 and 2002, respectively.

     Included in operating expenses is depreciation and amortization expense of $14.1 million, $16.2 million, and $15.2 million for the years ended December 31, 2003, 2002, and 2001, respectively.

7. Marketable Securities

     Marketable securities are included in investments — marketable securities in both the current and non-current asset categories, as appropriate. At December 31, 2003 and 2002, marketable securities totaling $151.9 million and $344.8 million were available-for-sale and recorded at fair value as follows (in thousands):

	Gross Unrealized	Unrealized
	Cost	Holding Gains (Losses)	Market Value
December 31, 2003	$151,731	$182	$151,913
December 31, 2002	$343,002	$1,821	$344,823

     Proceeds from the sale of available-for-sale securities during the years ended December 31, 2003, 2002, and 2001 were approximately $369.6 million, $609.3 million, and $69.1 million, respectively, for which there was an immaterial associated gain or loss.

     As of December 31, 2003, substantially all of the Company’s short-term investments were in money market funds, certificates of deposits, or high-quality commercial paper. Long-term securities are primarily comprised of corporate bonds rated AA or better and U.S. Government-backed securities.

8. Defined Contribution Plan

     The Company participates in a 401(k) plan covering substantially all employees. Benefits vest based on number of years of service. The Company’s policy is to match two-thirds of an employee’s contributions, up to 6.0% of an employee’s annual salary. Additionally, the board of directors may grant discretionary contributions. Contributions to the plan by the Company amounted to approximately $1.8 million, $2.4 million, and $2.0 million for the years ended December 31, 2003, 2002 and 2001, respectively. In connection with the merger with Virata Corporation (“Virata”), which closed in December of 2001, the Company assumed the former Virata 401(k) Plan. Under this plan, the Company provided a 50% matching contribution, up to $2,000 per calendar year, per employee. During 2002, the Virata 401(k) Plan was merged into the GlobespanVirata 401(k) plan.

GLOBESPANVIRATA, INC.
NOTES TO FINANCIAL STATEMENTS

9. Restructuring and Reorganization Liabilities

     In connection with the merger with Virata, which occurred in December of 2001, the Company began to formulate the Reorganization Plan, which consisted primarily of eliminating redundant positions and consolidating its worldwide facilities. The Company recognized as liabilities assumed in the purchase business combination and included in the allocation of the acquisition cost in accordance with SFAS No. 141, entitled “Business Combinations” and EITF 95-3, entitled “Recognition of Liabilities in Connection with a Purchase Business Combination,” the estimated costs related to Virata facilities consolidation and the related impact on Virata outstanding real estate leases and Virata relocations and workforce reductions. In connection with the Reorganization Plan, the Company also recorded restructuring and other charges during the years ended December 31, 2001 and 2002. These charges were recorded in accordance with the provisions of EITF 94-3, entitled “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)” and SFAS No. 144, entitled “Accounting for the Impairment or Disposal of Long-Lived Assets”.

     The following table summarizes the status of the Company’s restructuring and reorganization liabilities as of and for the year ended December 31, 2003 (in thousands):

		Restructuring
	December 31, 2002	Charges and		Virata Merger	December 31, 2003
	Liability	Adjustments	Cash Payments	Related Adjustments	Liability
Workforce reduction	$9,377	$(489)	$(8,111)	$(294)	$483
Facilities consolidation	42,335	1,687	(11,438)	—	32,584
Other	774	—	(338)	—	436

Total	$52,486	$1,198	$(19,887)	$(294)	$33,503

     The Company recorded restructuring and other charges during the year ended December 31, 2003 of $1.2 million. The charges primarily relate to the proposed settlement of real estate tax liabilities associated with the facility held for sale, net of adjustments to previously recorded workforce charges in the amount of approximately $0.5 million.

     The facilities consolidation related restructuring charges will primarily be paid over the next five years.

     The following table summarizes the status of the Company’s restructuring and reorganization liabilities as of and for the year ended December 31, 2002 (in thousands):

					Virata Merger
	December 31, 2001	Restructuring	Non-Cash	Cash	Related	December 31, 2002
	Liability	Charges	Charges	Payments	Adjustments	Liability
Workforce reduction	$16,351	$16,678	$(4,377)	$(13,882)	$(5,393)	$9,377
Facilities consolidation	47,990	21,154	(12,154)	(14,523)	(132)	42,335
Other	1,674	—	—	(900)	—	774

Total	$66,015	$37,832	$(16,531)	$(29,305)	$(5,525)	$52,486

     The Company reviews the above estimated costs and assumptions periodically and reflects the effect of revisions in the period that they occur. Revisions to estimated liabilities which arose as a result of the merger with Virata are reflected as a reduction of intangible assets and revisions to estimated liabilities that arose as a result of restructuring charges are reflected in the restructuring and other charges line item on the Company’s statements of operations.

10. Private Offering of Convertible Subordinated Notes

     On May 11, 2001, the Company sold $130.0 million of its 5 1/4% Convertible Subordinated Notes due 2006 in a private placement through an initial purchaser to qualified institutional buyers in accordance with Rule 144A under the

GLOBESPANVIRATA, INC.
NOTES TO FINANCIAL STATEMENTS

Securities Act. The Company received net proceeds from the sale of the notes of $126.4 million. The Company expects to continue to use the net proceeds of the offering for general corporate purposes, including working capital, capital expenditures and possible acquisitions. The notes are unsecured obligations of the Company and will mature on May 15, 2006. The notes are contractually subordinated in right of payment to all of the Company’s existing and future senior indebtedness.

     Holders of the notes may convert the notes into shares of common stock at any time prior to maturity at an initial conversion price of $26.67 per share, subject to adjustment. The Company may redeem some or all of the notes at any time prior to May 20, 2004 at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the redemption date, if (1) the closing price of the Company’s common stock has exceeded 130% of the conversion price of the notes for at least 20 of the 30 trading days prior to the mailing of the redemption notice, and (2) in accordance with the terms of the Registration Rights Agreement, the shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use and expected to remain effective and available for use for the 30 days following the provisional redemption date. In the event of a provisional redemption, the Company will make an additional payment equal to the total value of the aggregate amount of the interest that would have been payable on the notes from the redemption date to May 20, 2004. On and after May 20, 2004, the Company may also redeem the notes at any time at the Company’s option, in whole or in part, at the redemption price shown in the note, plus accrued interest, if any.

     The Company subsequently registered the resale of the notes and common stock issuable upon conversion of the notes on a Registration Statement on Form S-3 (File No. 333-66478), which was declared effective on August 10, 2001.

11. Income Taxes

     Deferred tax assets (liabilities) are comprised of the following (in thousands):

	December 31,
	2003	2002
Amortization of intangibles	$79,027	$63,073
Net depreciable assets	13,466	10,739
Accrued expenses	9,165	17,815
Inventory reserve and capitalization	43,874	50,208
Deferred compensation	30,059	24,446
Net operating loss carryforwards	153,756	127,362
Other	8,181	8,182

	337,528	301,825
Less valuation allowance	(337,528)	(301,825)

Net deferred tax assets	—	—
Net intangible assets	—	—

Net deferred tax liability	$—	$—

     The Company has acquired and generated federal, state and foreign net operating loss carryforwards of approximately $636.0 million and $522.2 million, as of December 31, 2003 and 2002, respectively, which are due to expire between 2004 and 2024. Certain foreign net operating losses may be carried forward indefinitely. Section 382 of the Internal Revenue Code of 1986, as amended, places a limitation on the annual and aggregate utilization of federal net operating loss carryforwards when an ownership change occurs. Generally, an ownership change occurs when a greater than 50% change in ownership takes place over a three-year test period. The annual utilization of net operating loss carryforwards generated prior to such change in ownership is limited, in any one year, to a percentage of the fair market value of the Company at the time of the ownership change.

     Due to the uncertainty of realization of its deferred tax assets, the Company has provided a valuation allowance against its deferred tax assets. At such time when it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

GLOBESPANVIRATA, INC.
NOTES TO FINANCIAL STATEMENTS

     For the year ended December 31, 2001, the Company’s federal and state income taxes payable have been reduced by the tax benefits associated with dispositions and exercise of employee stock options. The Company receives an income tax benefit calculated as the difference between the fair market value of the stock issued at the time of exercise and the option price, related to non-qualified stock options or disqualifying dispositions of incentive stock options. These benefits were credited directly to stockholders’ equity and amounted to $0.3 million for the year ended December 31, 2001.

     The components of the provision (benefit) for income taxes for continuing operations are as follows (in thousands):

	Years Ended
	December 31,
	2003	2002	2001
Current:
Federal	$—	$—	$—
State	13	10	316
Foreign	42	250	1,959

Subtotal Current	55	260	2,275

Deferred:
Federal	(28,115)	(97,641)	(73,117)
State	(2,700)	(13,868)	(10,975)
Foreign	(595)	(2,362)	178
Change in valuation allowance	31,410	113,871	77,528

Subtotal Deferred	—	—	(6,386)

Income tax provision (benefit)	$55	$260	$(4,111)

     The Company’s 2003 foreign tax expense is comprised of a provision for tax expense in foreign jurisdictions, net of credits related to investments in research in a foreign jurisdiction.

     The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. income tax rate to income before taxes, as follows:

	Years Ended
	December 31,
	2003	2002	2001
U.S. statutory rate	(35.0)%	(35.0)%	(35.0)%
State taxes	(4.5)	(2.1)	(2.7)
Amortization of intangible assets	—	19.6	10.0
In process research and development	—	—	1.9
Other	(1.5)	—	(.3)
Change in valuation allowance	41.0	17.5	25.1

Effective tax rate	0.0%	0.0%	(1.0)%

12. Earnings Per Share

     The Company has adopted SFAS No. 128 entitled “Earnings per Share,” which requires the presentation of basic earnings per share (“Basic EPS”) and diluted earnings per share (“Diluted EPS”) by all entities that have publicly traded common stock or potential common stock. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings. The dilutive effect of the outstanding stock warrants and options is required to be computed using the treasury stock method.

GLOBESPANVIRATA, INC.
NOTES TO FINANCIAL STATEMENTS

As of December 31, 2003, 2002, and 2001, the Company had outstanding options, restricted stock and warrants to purchase an aggregate of 42.8 million, 44.8 million, and 45.0 million shares of common stock, respectively, which were not included in the calculation of earnings per share for such periods, due to the anti-dilutive nature of these instruments. In addition, the Company has $130.0 million of convertible subordinated notes which can be converted into common stock of the Company at a conversion price of $26.67 per share. The notes were anti-dilutive to earnings per share for the years ended December 31, 2003, 2002 and 2001 and therefore have been excluded from the calculation.

     The computations of Basic EPS and Diluted EPS for the years ended December 31, 2003, 2002, and 2001, are as follows (in thousands, except per share amounts):

	2003	2002	2001
Numerator:
Loss from continuing operations	$(49,592)	$(636,869)	$(371,991)
Discontinued operations	(9,704)	(18,098)	(5,530)

Net loss	$(59,296)	$(654,967)	$(377,521)

Denominator:
Basic shares	137,256	135,934	75,796
Effect of dilutive instruments	—	—	—

Diluted shares	137,256	135,934	75,796

Basic and diluted loss per share:
Loss from continuing operations	$(0.36)	$(4.69)	$(4.91)
Discontinued operations	(0.07)	(0.13)	(0.07)

Net loss per share	$(0.43)	$(4.82)	$(4.98)

13. Stockholders’ Equity

     On June 19, 2002, the Company’s board of directors authorized the repurchase of up to $100.0 million of its common stock. Purchases may be made from time to time on the open market or in privately negotiated transactions. The timing and amount of any shares repurchased will be determined by the Company, based on its evaluation of market conditions, applicable legal requirements and other factors. The stock repurchase program is expected to be funded using the Company’s available working capital. As of December 31, 2003 the Company has repurchased 13.5 million shares at an average price per share of $3.36, for an aggregate purchase price of $45.4 million.

     The Company adopted a Stockholder Rights Plan on July 2, 2002 and declared a nontaxable dividend of one “right” on each outstanding share of the Company’s common stock to stockholders of record as of July 15, 2002. The rights plan was designed to enable stockholders to receive fair and equal treatment in any proposed takeover of the Company and to safeguard against two-tiered tender offers, open market accumulations and other abusive tactics to gain control of the Company. In connection with the Conexant Merger Agreement, the Company amended the rights plan to exempt the Conexant merger from the application of the plan.

14. Stock Option Plans and Employee Stock Purchase Plan

1996 Equity Incentive Plan

     In December 1996, the Company adopted the 1996 Equity Incentive Plan (the “1996 Plan”) pursuant to which, as amended, nonqualified or incentive stock options, stock bonus and restricted stock awards (collectively, “Stock Awards”) to purchase up to 10.2 million shares of the Company’s common stock may be granted to employees, directors and consultants. Stock Awards granted under the 1996 Plan generally vest in equal installments over a four-year period. The exercise price of incentive stock options granted under the 1996 Plan may not be less than the fair market value of the underlying shares (110% of the fair market value in the case of a 10% voting shareholder) at the

GLOBESPANVIRATA, INC.
NOTES TO FINANCIAL STATEMENTS

grant date. Each stock option is exercisable for ten years (five years in the case of a 10% voting stockholder) from the date of grant.

     Under the 1996 Plan, certain individuals to whom stock options have been granted may elect to exercise those options prior to the lapse of the full vesting period. Upon termination of employment, the Company may repurchase any unvested shares issued pursuant to such election at the exercise price. During the year ended December 31, 2001, the Company repurchased 25,000 shares under such provision. At December 31, 2003 no shares issued and outstanding were subject to this repurchase provision.

     Stock bonuses and restricted stock awards issued under the 1996 Plan provide that shares awarded may not be sold or otherwise transferred until restrictions established by the underlying agreements have elapsed. Upon termination of employment, the Company may repurchase shares upon which restrictions have not lapsed. The 1996 Plan provides that the price for each restricted stock award shall not be less than 85% of the fair market value of the share at the date of grant.

     The 1996 Plan permits optionees to exercise their stock options by issuing a promissory note. When stock options are exercised utilizing a promissory note, the Company records notes receivable from stock sales. The notes are full recourse promissory notes bearing interest at fixed rates ranging from 5.22% to 6.16% and are collateralized by the stock issued upon exercise of the stock options. The notes including accrued interest thereon mature five years from the date of issuance. As of December 31, 2003 and 2002, notes receivable from stock sales amounted to $3.7 million and $5.2 million, respectively.

1999 Equity Incentive Plan

     In March 1999, the Company’s board of directors approved the adoption of the 1999 Equity Incentive Plan (the “1999 Plan”). The 1999 Plan was approved by the Company’s stockholders in May 1999. Upon adoption of the 1999 Plan, the Company reserved 3.0 million shares of its common stock, together with the shares of common stock remaining available for issuance under the 1996 Plan, for issuance under the 1999 Plan. The number of shares reserved for issuance under the 1999 Plan automatically increased each year beginning May 1, 2000 and ending May 1, 2002, by the lesser of 5.0% of the total number of shares of common stock then outstanding or 3.0 million shares. Under the 1999 Plan, the Company may grant incentive or nonqualified stock options, stock appreciation rights, restricted stock or stock units to employees, non-employee directors and consultants. The 1999 Plan is administered by the Compensation Committee of the board of directors in accordance with the terms of the 1999 Plan.

1999 Director Stock Option Plan

     In March 1999, the Company’s board of directors approved the adoption of the 1999 Director Stock Plan (the “Director Plan”). The Director Plan was approved by the Company’s shareholders in May 1999. The Company reserved 750,000 shares of its common stock for issuance under the Director Plan. Under the Director Plan, the Company may only grant nonqualified stock options to non-employee directors. The Director Plan provides for automatic grants to non-employee directors of the Company at defined intervals. Each non-employee director of the Company was granted an option to purchase 30,000 shares of common stock at the fair market value at the date in which the non-employee director was appointed or at $5.00 with the consummation of the Company’s IPO, an additional option to purchase 15,000 shares of common stock on the date of the Company’s annual stockholders’ meeting in the year 2000 and an additional option to purchase 15,000 shares of common stock on the date of the Company’s annual stockholders’ meeting in the year 2001, provided that the director continues to serve as a director of the Company. Each non-employee director elected to serve will be granted an option to purchase 30,000 shares of common stock on the date he or she is first elected to the board of directors and an additional option to purchase 15,000 shares of common stock on the date of the Company’s annual stockholder’s meeting in the calendar year following such initial election. At each annual stockholders’ meeting following the annual meeting during which each non-employee director received the second option to purchase 15,000 shares of common stock, each non-employee director will be granted an option to purchase 7,500 shares of common stock. Stock options granted pursuant to the Director Plan vest upon the director’s completion of twelve months of service during which he or she attended at least 75% of the meetings of the Company’s board of directors.

     On January 22, 2002, the Company’s board of directors approved a one-year extension to the exercise period of all outstanding and vested options held by the Directors who resigned on December 14, 2001, in connection with the Virata merger. The Company recognized approximately $2.5 million as a result of this action.

GLOBESPANVIRATA, INC.
NOTES TO FINANCIAL STATEMENTS

1999 Supplemental Stock Option Plan

     In December 1999, the Company’s board of directors approved the adoption of the 1999 Supplemental Stock Option Plan (the “1999 Supplemental Plan”). As of December 31, 2003, the Company has reserved 27.0 million shares of its common stock for issuance under the 1999 Supplemental Plan. Under the 1999 Supplemental Plan, the Company may grant incentive or nonqualified stock options to non-officer employees and consultants. The 1999 Supplemental Plan is administered by the Compensation Committee of the board of directors.

Amended and Restated GlobespanVirata, Inc. 1999 Stock Incentive Plan

     Upon the acquisition of Virata Corporation, the Company assumed the Amended and Restated Virata Corporation 1999 Stock Incentive Plan (the “1999 Stock Incentive Plan”) pursuant to the terms of the merger agreement between the Company and Virata Corporation and reserved a total of 15.6 million shares of the Company’s common stock for issuance under the plan. The plan was approved by the stockholders of Virata Corporation and was amended and renamed the Amended and Restated GlobespanVirata, Inc. 1999 Stock Incentive Plan following the merger. The terms of the plan contemplate the grant of both incentive stock options and nonqualified stock options. The 1999 Stock Incentive Plan is administered by the board of directors or a committee appointed by the board of directors of the Company.

     The Company assumed the stock option plans of Virata in connection with the Virata merger. During the year ended December 31, 2001, a total of approximately 18.6 million shares of the Company’s common stock were reserved for issuance under the assumed plans and the related outstanding options, which aggregate 6.0 million and 14.3 million as of December 31, 2003 and 2002, respectively, are included in the table below.

     The following table summarizes stock options granted, exercised and forfeited (in thousands, except per share amounts), since December 31, 2000:

		Weighted
		Average
	Options	Purchase Price
Balance at December 31, 2000	16,384	$45.23
Granted	31,384	$10.62
Exercised	(898)	$2.29
Forfeited	(2,585)	$57.08

Balance at December 31, 2001	44,285	$20.96
Granted	9,620	$3.35
Exercised	(1,344)	$3.03
Forfeited	(8,420)	$24.70

Balance at December 31, 2002	44,141	$16.93
Granted	8,542	$4.96
Exercised	(3,540)	$2.70
Forfeited	(6,799)	$19.22

Balance at December 31, 2003	42,344	$15.32

GLOBESPANVIRATA, INC.
NOTES TO FINANCIAL STATEMENTS

     The following table summarizes information about outstanding stock options (shares in thousands) as of December 31, 2003:

	Options Outstanding			Options Exercisable
		Weighted-Average
	Outstanding at	Remaining	Weighted Average	Exercisable at	Weighted Average
Actual Ranges of Exercise Prices	December 31, 2003	Contractual Life	Exercise Price	December 31, 2003	Exercise Price
$0.01 - 09.99	23,454	7.9	$4.97	8,960	$5.61
$10.00 - 19.83	12,104	6.4	$13.50	8,656	$13.80
$20.13 - 29.06	2,207	5.7	$23.39	2,195	$23.38
$30.19 - 39.61	1,323	6.1	$31.88	1,234	$31.87
$40.63 - 48.29	464	6.2	$44.61	434	$44.52
$50.13 - 59.00	52	5.9	$55.04	43	$55.22
$60.88 - 69.50	718	5.9	$63.08	670	$63.09
$72.06 - 79.75	388	4.8	$75.73	364	$75.72
$80.00 - 89.44	210	6.3	$82.95	186	$82.92
$90.00 - 98.06	123	6.3	$95.35	117	$95.33
$100.00 - 107.81	340	5.6	$102.22	292	$102.16
$110.00 - 119.56	802	6.3	$115.07	675	$115.09
$120.56 - 129.81	109	6.5	$125.61	91	$125.56
$130.38 - 139.13	50	6.5	$133.90	43	$133.85

$0.01 - $139.13	42,344	7.2	$15.32	23,960	$21.01

     In connection with the Conexant Merger Agreement, outstanding stock options of the Company with an exercise price of $20 or more per share held by each person who immediately prior to the effective time of the merger is an employee or director of the Company and who immediately after the effective time of the merger is an employee or director of Conexant will not be converted into options to purchase Conexant common stock. Pursuant to the terms of the Conexant Merger Agreement, these options will become fully exercisable and vested and, if not exercised prior to the effective time of the merger, will automatically expire immediately prior to the effective time of the merger. Holders of these options will receive a cash payment from the Company in respect of expiration of these options based on a formula that takes into account the number of expired options and the exercise prices thereof. The total amount to be paid by the Company pursuant to these options is $4.9 million, which will be recognized when paid.

Employee Stock Option Compensation

     During prior years, the Company granted stock options to employees to purchase shares of common stock at exercise prices less than the estimated fair market value of the Company’s common stock at the date of grant. In connection with these issuances, the Company recorded deferred compensation, of which $14.5 million, $33.8 million, and $24.4 million, was recognized during 2003, 2002, and 2001, respectively, as compensation expense. The deferred compensation is being amortized over the vesting period, which ranges from two to four years. The Company determined the amount of deferred compensation as the difference between the fair market value of the Company’s common stock and the exercise price on the date of grant.

Non-employee Options

     In 2001, the Company granted 0.1 million stock options to non-employees. In accordance with the requirements of EITF 96-18 entitled “Accounting For Equity Instruments that are Issued to Other Than Employees For Acquiring or in Conjunction with Selling Goods or Services”, the Company recorded $2.4 million, reflecting the estimated fair value of these options utilizing the Black-Scholes option-pricing model and the assumptions indicated above. The Company has amortized this obligation to expense over the period services were performed.

Employee Stock Purchase Plan

     On March 12, 1999, the Company’s board of directors approved the adoption of an Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan was approved by the Company’s stockholders in May 1999. The Company reserved 1.2 million shares of its common stock for issuance under the Purchase Plan, which automatically increased each year beginning February 1, 2000 and ending February 1, 2002, by the lesser of 2.0% of the total number of shares of common stock then outstanding or 1.2 million shares. During October of 2003, the Company’s stockholders approved an increase to the number of shares available for issuance under the Purchase Plan by 2.8 million shares. The Purchase Plan permits each eligible employee, as defined, to purchase shares of the Company’s common stock at a 15% discount to market value, through payroll deductions, provided that the aggregate amount of each employee’s payroll deductions does not exceed 15% of the employee’s cash compensation. Purchases of common stock occur on January 31 and July 31 of each year. The Purchase Plan is administered by the Compensation Committee.

GLOBESPANVIRATA, INC.
NOTES TO FINANCIAL STATEMENTS

15. Commitments and Contingencies

     The Company leases certain facilities for office and research and development activities under agreements that expire at various dates through 2021. In addition, the Company leases certain computer and office equipment under agreements that are classified as capital leases, the net book value of which was $0 and $0.5 million at December 31, 2003 and 2002, respectively. Minimum required future lease payments under the Company’s capital and operating leases at December 31, 2003 are as follows (in thousands):

			Operating Leases
	Capital	Operating	Included in
	Leases	Leases	Restructuring Plans
Years Ended December 31,
2004	$6	$4,694	$8,616
2005	4	3,520	7,730
2006	—	3,522	6,826
2007	—	3,616	5,591
2008	—	3,563	1,424
Thereafter	—	21,918	195

Total minimum lease payments	10	$40,833	$30,382

Less: amount representing interest	—

Present value of net minimum lease payments	10
Less: current portion	(6)

Long term capital lease obligations	$4

     Approximately $9.6 million of the operating lease commitments is payable in periods beyond ten years. As of December 31, 2003, the Company had facility related restructuring reserves of $32.6 million.

     Rent expense for the years ended December 31, 2003, 2002, and 2001 was approximately $8.2 million, $7.2 million and $8.4 million, respectively, and is included in operating expenses.

     Texas Instruments, Inc. The Company has been involved in a dispute with Texas Instruments over a group of patents (and related foreign patents) that Texas Instruments believes are essential to certain industry standards for implementing ADSL technology. On June 12, 2003, the Company filed a complaint against Texas Instruments, Stanford University and its Board of Trustees, and Stanford University OTL, LLC (collectively, the “Defendants”) in the U.S. District Court of New Jersey. The Company’s complaint asserts, among other things, that the Defendants have violated the antitrust laws by creating an illegal patent pool, by manipulating the patent process and by abusing the process for setting industry standards related to ADSL technology. The complaint also asserts that the Defendants’ patents relating to ADSL are unenforceable, invalid and/or not infringed by the Company’s products. The Company is seeking, among other things, (i) a finding that the Defendants have violated the federal antitrust laws and treble damages based upon such a finding, (ii) an injunction prohibiting the Defendants from engaging in anticompetitive practices, (iii) a declaratory judgment that the claims of the Defendants’ ADSL patents are invalid, unenforceable, void, and/or not infringed by the Company and (iv) an injunction prohibiting the Defendants from pursuing patent litigation against the Company and its customers. On August 11, 2003 and September 9, 2003, the Defendants answered the complaint, denied the Company’s claims and filed counterclaims against the Company alleging that the Company has infringed certain of their ADSL patents. In addition to other relief, the Defendants are seeking to collect damages from alleged past infringement and to enjoin the Company from continuing to use the Defendant’s ADSL patents. Although the Company believes that it has strong arguments in favor of its position in this dispute, it can give no assurance that it will prevail on any of these grounds in litigation. If any such litigation is resolved adversely to the Company, it could be held responsible for the payment of damages and/or have the sale of certain of its products stopped by an injunction, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

     Agere Systems, Inc. On October 17, 2002, Agere Systems, Inc. (“Agere”) filed suit against Intersil in the District Court of Delaware. Agere alleges that Intersil infringes certain of its U.S. patents. Intersil has counterclaimed against Agere for infringement of certain patents, some of which are now owned by the Company and licensed to Intersil for purposes of the suit. The parties have filed a stipulated order adding the Company as a party to the suit. On July 22, 2003, Agere filed a separate suit against Intersil in the District Court of Delaware alleging that Intersil infringes certain additional U.S. patents. The Company has been added as a party to this action. The Company has the benefit of an indemnity from Intersil limiting its liability for monetary damages related to these suits, but the possibility exists that

GLOBESPANVIRATA, INC.
NOTES TO FINANCIAL STATEMENTS

the court could issue an injunction against future affected sales of certain of the Company’s wireless products. The Company believes that the above litigation will not have a material adverse effect on its business, financial condition, or results of operations.

     On October 30, 2002, Intersil and certain of its affiliated companies filed a suit against Agere in the United States District Court for the District of Philadelphia alleging that Agere misappropriated certain Medium Access Control Wireless Local Area Network technology. This action seeks an injunction to prevent Agere, either alone or in cooperation with others, from developing, making, and/or selling products that use that technology. Agere has made similar counterclaims against Intersil and its affiliated companies. As a result of its acquisition of the WLAN Group from Intersil and of its Choice-Intersil Microsystems, Inc. subsidiary, which is a party to this suit, the Company has become involved in this suit. The Company has the benefit of an indemnity from Intersil limiting its liability for monetary damages, but the possibility exists that the court could issue an injunction against future affected sales of certain of the Company’s wireless products. The Company believes that the above litigation will not have a material adverse effect on its business, financial condition, or results of operations.

     IPO Litigation. In November 2001, Collegeware Asset Management, LP, on behalf of itself and a putative class of persons who purchased the Company’s common stock between June 23, 1999 and December 6, 2000, filed a civil action complaint in the United States District Court for the Southern District of New York alleging violations of federal securities laws by the underwriters of the Company’s initial and secondary public offerings as well as certain of the Company’s officers and directors (Collegeware Asset Management, LP v. Fleetboston Robertson Stephens, Inc., et al., No. 01-CV-10741). The complaint alleges that the defendants violated federal securities laws by issuing and selling the Company’s common stock in the Company’s initial and secondary offerings without disclosing to investors that the underwriters had (1) solicited and received undisclosed and excessive commissions or other compensation and (2) entered into agreements requiring certain of their customers to purchase the stock in the aftermarket at escalating prices. The complaint seeks unspecified damages. The complaint was consolidated with approximately 300 other actions making similar allegations regarding the public offerings of hundreds of other companies during 1998 through 2000 (In re: Initial Public Offering Securities Litigation, No. 21 MC92 (SAS)). In June 2003, the issuers, the individual defendants and plaintiffs reached a tentative settlement agreement that would, among other things, result in the dismissal with prejudice of all claims against the Company’s officers and directors. The settlement remains subject to a number of conditions, including class certification and approval of the settlement by the Court. It is possible that the parties will not reach agreement on the final settlement or that the settlement will not be approved. Even if the settlement is approved, individual class members will have an opportunity to “opt out” of the class and to file their own lawsuits, and some may do so. In either event, the Company believes that its officers and/or directors have meritorious defenses to the plaintiffs’ claims and expects that those defendants will defend themselves vigorously. The Company believes that it has sufficient insurance coverage to cover any indemnification obligations to its directors and officers.

     The Company is also subject to various other inquiries or claims in connection with intellectual property rights. These claims have been referred to counsel, and they are in various stages of evaluation and negotiation. If it appears necessary or desirable, the Company may seek licenses for these intellectual property rights. The Company can give no assurance that licenses will be offered by all claimants, that the terms of any offered licenses will be acceptable to it or that in all cases the dispute will be resolved without litigation, which may be time consuming and expensive, and may result in injunction relief or the payment of damages by the Company. In addition, the Company is involved in various other legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these claims cannot be predicted with certainty, management does not believe that the outcome of any of these legal matters will have a material adverse effect on the Company’s business, results of operations or financial condition.

16. Related Party Transactions

     As of December 31, 2003 and December 31, 2002, Communication Partners, L.P. or other entities affiliated with Texas Pacific Group owned 4.6% and 11.7%, respectively, of the Company’s outstanding stock.

     During the years ended December 31, 2003, 2002 and 2001, the Company recorded product sales of $1.1 million, $1.8 million and $1.0 million, respectively, related to goods sold to Paradyne Networks. At December 31, 2003 and December 31, 2002, the Company had a receivable from Paradyne Networks in the amount of approximately $0.1 million. The Texas Pacific Group is affiliated with Paradyne Networks.

     During the twelve months ended December 31, 2002, the Company licensed certain technology related to subscriber line integrated circuit products from Legerity, Inc. (“Legerity”), a provider of analog/mixed-signal integrated circuits

GLOBESPANVIRATA, INC.
NOTES TO FINANCIAL STATEMENTS

for wireline voice and data networks in exchange for $0.8 million. Dipanjan Deb, a director of the Company, is a partner of an investment firm that is a controlling stockholder of Legerity and is also a director of Legerity.

17. Discontinued Operations

     During the year ended December 31, 2003, management of the Company committed to a plan and closed an international research and development component. During the year ended December 31, 2002, management of the Company committed to a plan and disposed of its video compression and EmWeb businesses (collectively with the international research and development component, the “Discontinued Businesses”). The Discontinued Businesses met the component of an entity criteria, as defined in SFAS No. 144. As required by SFAS No. 144, the results of the Discontinued Businesses have been presented separately in the Company’s statements of operations for all periods presented, prior to the disposition of those businesses or entities.

     The results of discontinued operations, for the periods presented, prior to disposition, are as follows (in thousands):

	Year	Year	Year
	Ended	Ended	Ended
	December 31, 2003	December 31, 2002	December 31, 2001
Net loss from operations of discontinued businesses:
Video compression	$—	$(3,168)	$(5,530)
EmWeb	—	(871)	—
International research and development component	(2,468)	(10,172)	—

Net loss from operations of discontinued businesses	$(2,468)	$(14,211)	$(5,530)
Net loss on sale/closure of businesses	(7,236)	(3,887)	—

Net loss from discontinued operations	$(9,704)	$(18,098)	$(5,530)

     The net loss on closure of the international research and development component during the year ended December 31, 2003, of $7.2 million was determined as follows (in thousands):

Workforce related	$2,087
Facilities related	1,000
Asset impairment	2,001
Other closing costs and charges	2,148

Net loss on closure of international research and development component	$7,236

     The net loss from the sale of the video compression business during the year ended December 31, 2002 of $3.9 million was determined as follows (in thousands):

Sale price:
Note receivable from Conexant Systems, Inc.	$21,000
Conexant Systems, Inc. common stock and minimum price guarantee	15,000

Total sale price	36,000
Net book value of assets and liabilities sold	(5,537)
Allocation of goodwill to video compression business	(32,100)
Accrued transaction costs	(2,250)

Net loss on sale	$(3,887)

GLOBESPANVIRATA, INC.
NOTES TO FINANCIAL STATEMENTS

     Revenues related to the Discontinued Businesses, for the periods presented, are as follows (in thousands):

	Year	Year	Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	2003	2002	2001
Revenues:
Video compression	$—	$4,002	$5,086
EmWeb	—	443	—
International research and development component	—	—	—

Total revenues	$—	$4,445	$5,086

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION

     The Unaudited Pro Forma Condensed Combined Financial Information and explanatory notes of Conexant Systems, Inc. (“Conexant”) set forth below give effect to the merger with GlobespanVirata, Inc. (“GlobespanVirata”) and the acquisition on August 28, 2003 of the WLAN products group of Intersil Corporation (the “WLAN products group”) by GlobespanVirata. The merger is being accounted for as a purchase business combination as defined in Statement of Financial Accounting Standards No. 141. For accounting purposes, Conexant is the acquiring enterprise in the merger since at the effective time of the merger, current Conexant stockholders owned more than a majority of the shares of Conexant on a fully diluted basis.

     The Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended December 31, 2003 and the twelve months ended September 30, 2003 give effect to the merger and the acquisition of the WLAN products group as if they had occurred on October 1, 2002, and the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2003 gives effect to the merger as if it had occurred on December 31, 2003.

     In the merger, which was completed on February 27, 2004, each share of GlobespanVirata common stock was exchanged for 1.198 shares of Conexant common stock. The fair value of the Conexant common stock issued is being allocated to the GlobespanVirata assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value of the consideration paid over the net tangible assets acquired has been preliminarily allocated by Conexant management to identifiable intangible assets, in-process research and development, and goodwill. The values and allocations are preliminary and subject to change and may be adjusted upon completion of Conexant management’s final valuation analysis. The Unaudited Pro Forma Condensed Combined Financial Information does not give effect to any synergies that may be realized as a result of the merger and does not include any adjustments related to any one-time charges that may result from the merger, including pending restructuring and reorganization decisions to be made concurrent with the closing of the merger.

     The WLAN products group pro forma adjustments and purchase price allocation as of August 28, 2003 are based upon GlobespanVirata management’s estimates of the values of the tangible and intangible assets and liabilities acquired. In connection with the merger, these amounts and allocations will be revalued.

     The Unaudited Pro Forma Condensed Combined Financial Information is provided for informational purposes only and does not purport to present the combined financial position or results of operations of Conexant, GlobespanVirata and the WLAN products group had the merger and the WLAN products group acquisition occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be expected in the future.

CONEXANT SYSTEMS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
THREE MONTHS ENDED DECEMBER 31, 2003

			Merger
	Historical	Historical	Pro Forma		Combined
	Conexant(a)	GlobespanVirata(a)	Adjustments		Pro Forma
	(in thousands, except per share amounts)
Net revenues	$177,333	$137,248	$—		$314,581
Cost of goods sold	98,196	81,669	—		179,865

Gross margin	79,137	55,579	—		134,716
Operating expenses:
Research and development	39,154	34,975	(373	)(i)	73,756
Selling, general and administrative	22,809	13,427	(124	)(i)	36,112
Amortization of intangibles	955	14,252	(14,252	)(h)	9,284
			8,329	(h)
Special charges	605	2,696	—		3,301

Total operating expenses	63,523	65,350	(6,420)		122,453

Operating income (loss)	15,614	(9,771)	6,420		12,263
Other income (expense), net	25,281	(891)	—		24,390

Income (loss) before provision for income taxes	40,895	(10,662)	6,420		36,653
Provision for income taxes	248	250	—	(j)	498

Income (loss) from continuing operations	$40,647	$(10,912)	$6,420		$36,155

Basic income per share from continuing operations	$0.15				$0.08

Diluted income per share from continuing operations	$0.13				$0.07

Number of shares used in per share computation :
Basic	277,190				456,126	(l)

Diluted	307,545				486,481	(l)

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

CONEXANT SYSTEMS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
TWELVE MONTHS ENDED SEPTEMBER 30, 2003

	Historical Conexant(a)	Historical Globespan Virata(a)	Historical WLAN Products Group(a)	WLAN Products Group Pro Forma Adjustments		Merger Pro Forma Adjustments		Combined Pro Forma
	(in thousands, except per share data)

Net revenues	$599,977	$292,977	$174,957	$—		$—		$1,067,911
Cost of goods sold	338,161	153,998	118,266	—		—		610,425

Gross margin	261,816	138,979	56,691	—		—		457,486
Operating expenses:
Research and development	159,354	106,026	58,313	—		(702	)(i)	322,991
Selling, general and administrative	93,426	42,189	42,364	—		85	(i)	178,064
Amortization of intangibles	3,437	23,181	2,256	(2,256	)(b)	(23,181	)(h)	36,752
				35,391	(b)	(35,391	)(h)
						33,315	(h)
In process research and development	—	26,000	—	(26,000	)(c)	—	(f),(g)	—
Special charges	18,379	19,328	56	—		—		37,763

Total operating expenses	274,596	216,724	102,989	7,135		(25,874)		575,570

Operating loss	(12,780)	(77,745)	(46,298)	(7,135)		25,874		(118,084)
Other income (expense), net	36,213	2,489	(10,000)	(4,583	)(d)	—		24,119

Income (loss) before (benefit) provision for income taxes	23,433	(75,256)	(56,298)	(11,718)		25,874		(93,965)
(Benefit) provision for income taxes	(129)	(195)	(7,625)	7,825	(e)	—	(j)	(124)

Income (loss) from continuing operations	$23,562	$(75,061)	$(48,673)	$(19,543)		$25,874		$(93,841)

Basic income (loss) per share from continuing operations	$0.09							$(0.21)

Diluted income (loss) per share from continuing operations	$0.09							$(0.21	)(k)

Number of shares used in per share computation :
Basic	268,586							447,522	(l)

Diluted	275,230							447,522	(l),(k)

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

CONEXANT SYSTEMS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
DECEMBER 31, 2003

			Merger
	Historical	Historical	Pro Forma		Combined
	Conexant (a)	GlobespanVirata (a)	Adjustments		Pro Forma
	(in thousands)

ASSETS
Current assets
Cash, cash equivalents and short term investments	$188,312	$111,921	$(7,500	)(p)	$292,733
Accounts receivable, net	85,614	116,499	—		202,113
Inventories	58,979	47,982	—		106,961
Deferred tax asset	13,641	7,219	(7,219	)(n),(j)	13,641
Mindspeed warrant- current	21,350	—	—		21,350
Other current assets	27,917	11,740	—		39,657

Total current assets	395,813	295,361	(14,719)		676,455
Property, plant and equipment, net	37,739	23,105	—		60,844
Facility held for sale	—	24,987	—		24,987
Intangible assets, net	11,550	123,245	(123,245	)(m)	168,258
			156,708	(f)
Goodwill	56,865	185,496	(185,496	)(m)	621,386
			564,521	(f)
Deferred income taxes	241,440	—	—	(j)	241,440
Marketable securities	—	136,939	—		136,939
Mindspeed warrant	122,510	—	—		122,510
Other assets	121,593	13,035	(1,482	)(o)	133,146

Total assets	$987,510	$802,168	$396,287		$2,185,965

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$68,092	$40,349	$—		$108,441
Accrued compensation and benefits	30,990	20,638	—		51,628
Other accrued expenses	34,227	73,617	11,518	(f),(o)	119,362

Total current liabilities	133,309	134,604	11,518		279,431
Convertible subordinated notes	581,825	130,000	—		711,825
Deferred income taxes	—	7,219	(7,219	)(n),(j)	—
Other	58,772	2,933	—		61,705

Total liabilities	773,906	274,756	4,299		1,052,961

Shareholders’ equity
Preferred stock	—	—	—		—
Common stock	2,782	163	(163	)(m)	4,571
			1,789	(f)
Treasury stock	—	(45,373)	45,373	(m)	—
Additional paid in capital	3,511,951	1,833,292	(1,833,292	)(m)	4,611,501
			1,099,550	(f)
Accumulated deficit	(3,291,880)	(1,258,235)	1,258,235	(m)	(3,438,994)
			(147,114	)(f),(g)
Unearned compensation	(17)	(1,084)	1,084	(m)	(34,842)
			(34,825	)(f)
Other shareholders’ equity	(9,232)	(1,351)	1,351	(m)	(9,232)

Total shareholders’ equity	213,604	527,412	391,988		1,133,004

Total liabilities and shareholders’ equity	$987,510	$802,168	$396,287		$2,185,965

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION
(in thousands, except per share data)

     (a) Conexant reports its financial information on the basis of a September 30 fiscal year. GlobespanVirata currently reports its financial information on the basis of a December 31 fiscal year. The Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended September 30, 2003 includes Conexant’s historical results of operations for the fiscal year ended September 30, 2003, GlobespanVirata’s historical results of operations for the twelve month period ended September 30, 2003 (including the WLAN products group from August 29, 2003), and the WLAN products group’s results of operations for the period from October 1, 2002 to August 28, 2003, the date of acquisition by GlobespanVirata. The Unaudited Pro Forma Condensed Combined Balance Sheet includes the historical balance sheets of Conexant and GlobespanVirata (including the WLAN products group) at December 31, 2003. Conexant’s 2003 fiscal year ended on October 3, 2003 and GlobespanVirata’s third fiscal quarter ended on September 28, 2003. For convenience, both period end dates are being presented as September 30, 2003. Conexant’s 2004 first calendar quarter ended January 2, 2004 and GlobespanVirata’s 2003 fourth fiscal quarter ended on December 31, 2003. For convenience, both period end dates are being presented as December 31, 2003.

WLAN Products Group Adjustments

     GlobespanVirata completed the acquisition of the WLAN products group on August 28, 2003. The information in Notes (b) through (e) below is presented for informational purposes in understanding the impact of that acquisition. The amounts recorded by GlobespanVirata in its purchase accounting effective August 28, 2003 will be revalued in connection with the merger.

     (b) Reflects the elimination of amortization of intangible assets which were recorded by the WLAN products group in conjunction with their acquisitions, and includes the amortization of intangible assets recorded as a result of the preliminary purchase price allocation. The purchase consideration in the WLAN products group acquisition consisted of $250,000 of cash, 15,462 shares of GlobespanVirata common stock valued at $107,338 (using an average price of $6.94 per share), and estimated transaction costs of approximately $7,000. The purchase price has been allocated to tangible net assets, identifiable intangible assets, in-process research and development and goodwill, all of which are included in the historical balance sheet of GlobespanVirata at December 31, 2003. In connection with the merger, these net assets and intangibles will be revalued.

     (c) Reflects the elimination of the charge for in-process research and development, which was generated as a result of the WLAN products group acquisition and reflected in the twelve month period ended September 30, 2003 of GlobespanVirata.

     (d) Reflects the decrease in interest income resulting from the use of cash to consummate the WLAN products group acquisition. A 2.0% interest rate was used to determine the reduction in interest income. This rate approximates the average rate of return on cash and investments of GlobespanVirata. A change in the interest rate of 0.125% would result in a change in interest income of approximately $300 for the twelve months ended September 30, 2003 for pro forma purposes.

     (e) Reflects an adjustment of income taxes to eliminate the income tax benefit recorded by the WLAN products group for the twelve months ended September 30, 2003 and to reflect a $200 tax provision for international operations of the WLAN products group for the twelve months ended September 30, 2003. No tax benefit associated with the WLAN products group’s net operating losses has been recorded for the twelve months ended September 30, 2003.

Merger Adjustments

     (f) The purchase consideration in the merger is assumed to be approximately $1,114,339. The total value of the merger consideration is based upon the fair value of approximately 178,936 shares Conexant common stock to be issued in the merger at $5.69 per share (determined using the average of the closing market price of Conexant common stock on the day of the announcement of the merger, November 3, 2003, and on the three business days before and after the announcement date), the fair value of Conexant stock options that will be granted to replace the outstanding GlobespanVirata stock options (using a Black-Scholes option pricing model with the following assumptions: market price of $5.69 per share, risk-free rate of return of 3.2%, expected lives of 4.5 years, volatility of 97%, and no dividend yield), and estimated transaction costs of approximately $13,000. Approximately $34,825 in intrinsic value associated with the unvested portion of stock options has been allocated to unearned compensation. In computing the fair value of the GlobespanVirata stock options as of December 31, 2003, approximately 5,107 stock options with exercise prices of $20.00 or more per share were excluded from the computation as these options were, immediately prior to the effective time of the merger, repurchased by GlobespanVirata for approximately $4,906 in cash. These estimates are preliminary, and are as of December 31, 2003, and the actual will depend upon the actual number of shares of GlobespanVirata common stock and stock options outstanding as of the effective time of the merger. GlobespanVirata stockholders will receive 1.198 shares of Conexant common stock for each share of GlobespanVirata common stock held. This is a fixed exchange ratio and will not be adjusted in the event of any increase or decrease in the stock prices of Conexant or GlobespanVirata. The purchase consideration is summarized as follows:

Fair market value of Conexant common stock issued	$1,017,888
Fair value of Conexant common stock options issued	83,451
Estimated transaction costs	13,000

Total	$1,114,339

     The fair value of Conexant common stock and stock options issued ($1,101,339) has been allocated to common stock ($1,789) and additional paid in capital ($1,099,550).

     The preliminary purchase price allocation set forth below represents Conexant’s expectations of the fair values of the significant liabilities and tangible and intangible assets that will be recognized in connection with the merger, assuming the merger occurred on December 31, 2003. The values and allocation presented below are preliminary and subject to change, and may be adjusted upon completion of the final valuation analysis after the closing of the merger and for pending restructuring and reorganization decisions to be finalized after the closing of the merger.

Working capital	$146,038
Property, plant and equipment (including facility held for sale)	48,092
Long-term marketable securities	136,939
Other long-term assets	13,035
Identifiable intangible assets	156,708
Goodwill	564,521
In-process research and development	147,114
Long-term debt	(130,000)
Other long-term liabilities	(2,933)
Unearned compensation	34,825

Total	$1,114,339

     Due to the nature of the non-recurring charges and the rules governing pro forma financial information, the charge for purchased in-process research and development has been reflected as a reduction of shareholders’ equity and is excluded from the Unaudited Pro Forma Condensed Combined Statement of Operations.

     The identifiable intangible assets consist of a trademark and product licenses (valued at $13,014) and developed technologies (valued at $143,694) and were valued using the income approach and a discount rate of 18%. The developed technologies consist of eight products in the DSL and wireless LAN categories. Under the income approach, the fair value reflects the present value of the projected cash flows that are expected to be generated by the products incorporating the current technology. The type of income approach utilized for the trademark was the relief from royalty methodology, under which an estimate is made as to the appropriate royalty income that would be negotiated in an arm’s length transaction if the subject intangible asset were licensed from an independent third party owner. These assets will be amortized over their estimated useful lives ranging from 2 to 5 years. See Note (g) for a description of the in-process research and development.

     (g) The in-process research and development projects consist of five projects in the DSL and wireless LAN categories. The fair values assigned to these projects were based on the income approach and used projected cash flows which were discounted at a rate of 19%. The discount rate reflects the stage of completion and other risks inherent in the projects. The material risks associated with the incomplete projects are the ability to complete the items within the outlined timeframes and within the allocated cost guidelines, and ultimately to sell the products to end-users. The release dates for these products vary.

     (h) Reflects the elimination of all amortization of intangibles recorded by GlobespanVirata ($23,181 for the twelve months ended September 30, 2003 and $14,252 for the three months ended December 31, 2003) and the pro forma adjustment for amortization of intangibles as part of the WLAN products group acquisition ($35,391 for the twelve months ended September 30, 2003). All the related intangibles are being revalued in connection with the merger.

     The addition to amortization of intangibles ($33,315 for the twelve months ended September 30, 2003 and $8,329 for the three months ended December 31, 2003) reflects the amortization of identifiable intangible assets in the merger over a 2 to 5 year period.

     (i) Reflects the elimination of historical amortization of unearned compensation associated with unvested stock options recorded by GlobespanVirata ($12,625 for the twelve months ended September 30, 2003 and $3,500 for the three months ended December 31, 2003) and recording amortization of unearned compensation related to unvested stock options held by GlobespanVirata employees at the time of the closing of the merger ($12,009 for the twelve months ended September 30, 2003 and $3,002 for the three months ended December 31, 2003) as if they had been outstanding since October 1, 2002 (assuming a remaining service period of 2.9 years). The allocation of the amortization of unearned compensation to research and development expense (a net decrease of $702 for the twelve months ended September 30, 2003 and a net decrease of $373 for the three months ended December 31, 2003) and selling, general and administrative expense (a net increase of $85 for the twelve months ended September 30, 2003 and a net decrease of $124 for the three months ended December 31, 2003) is representative of the historical GlobespanVirata employee distribution.

     (j) Conexant will record deferred tax liabilities related to the amortization of identifiable intangibles and certain other items that arise in connection with the merger, and will also make a corresponding reduction to its valuation allowance to the extent that the deferred tax liabilities are recorded. Accordingly, there is no pro forma income tax adjustment in the merger.

     In addition, Conexant will record deferred tax assets or liabilities for the differences in book and tax bases of acquired assets and liabilities including, most significantly, net operating loss carryforwards. As it is not more likely than not that Conexant will realize a benefit related to the net deferred tax assets, Conexant has not allocated any consideration to the deferred tax assets to be acquired. To the extent that Conexant records a net deferred tax asset or liability with respect to the book/tax basis differentials that exist at the time of the acquisition or for the identifiable intangibles or other items that arise in connection with the acquisition, the amounts will be recorded as an adjustment to goodwill.

     (k) Pro forma diluted loss per share from continuing operations does not include the effect of potentially dilutive options, warrants or convertible debt securities as such securities are antidilutive.

     (l) Represents the weighted-average number of shares outstanding after the issuance of approximately 178,936 shares of Conexant common stock in the merger in exchange for outstanding shares of GlobespanVirata common stock.

     (m) Reflects the elimination of GlobespanVirata’s deficit, treasury stock, other shareholders’ equity accounts, and net intangible assets and goodwill.

     (n) Reflects reclassification adjustments necessary to conform the pro forma combined balance sheet to Conexant’s presentation.

     (o) Reflects the elimination of capitalized deferred merger costs of Conexant of $1,482 as of December 31, 2003 which are included in the allocation of purchase price.

     (p) Reflects the elimination of the estimated fair value of the long and short positions on Conexant common stock held by GlobespanVirata at December 31, 2003. GlobespanVirata obtained this stock as part of the consideration in Conexant’s acquisition of GlobespanVirata’s iCompression business in June 2002. See Note 2 of Notes to GlobespanVirata’s Financial Statements on Page F-7 for further information. These shares are deemed to be canceled for accounting purposes.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONEXANT SYSTEMS, INC. (Registrant)

/s/ Dennis E. O’Reilly

Dennis E. O’Reilly Senior Vice President, Chief Legal Officer and Secretary
Date: March 12, 2004

EXHIBIT INDEX

Exhibit Number	Description	Sequentially Numbered Page
23.1.	Consent of PricewaterhouseCoopers LLP, independent accountants.

23.2.	Consent of Ernst & Young LLP, independent certified public accountants.